Exhibit 2.1
Telephone and Data Systems, Inc.
30 North LaSalle Street
Suite 4000
Chicago, Illinois 60602
Attention: Joseph Hanley
Email: joseph.hanley@tdsinc.com

Array Digital Infrastructure, Inc.
500 West Madison Street
Suite 810
Chicago, IL 60661
Attention: Coleman Prewitt
Email: coleman.prewitt@arrayinc.com

Letter Agreement (the “Letter Agreement”) Re: Trademarks License Extension
Dated: February 4th, 2026

To Whom It May Concern:

Reference is made to the Securities Purchase Agreement by and among Telephone and Data Systems, Inc., Array Digital Infrastructure, Inc. (f/k/a United States Cellular Corporation), USCC Wireless Holdings, LLC and T-Mobile US, Inc., dated as of May 24, 2024 (as amended or modified from time to time, the “SPA”). Capitalized terms used but not otherwise defined in this letter shall have the meanings set forth in the SPA.

Pursuant to (i) Section 9.1 of the SPA, each of Buyer and Seller (on behalf of itself and its Affiliates) granted to the other (and its Affiliates (in the case of Buyer) or Subsidiaries (in the case of Seller), as applicable) a non-exclusive, royalty-free, fully paid up license to the Seller Licensed Trademarks or the Buyer Licensed Trademarks, respectively and as applicable, for a period ending on twelve (12) months after Closing; and (ii) Section 9.3(f) of the SPA, and subject to Section 9.1(b), Seller agreed to, and to cause its Affiliates to, inter alia, cease all use of any Combined Trademarks as soon as reasonably practicable after the Closing Date, but no later than one hundred eight (180) days after the Closing Date.

In addition, Parent, Seller, and Buyer are parties to that certain Transition Services Agreement dated as of August 1, 2025 (the “TSA”), pursuant to which each of Parent and Buyer agreed to provide or cause to be provided to Buyer and Seller respectively or certain of their Subsidiaries certain services on a transitional basis.

Notwithstanding anything in Section 9.1, Section 9.3(f) or any other provision of the SPA to the contrary, the Parties agree to modify the term of each of (a) the license under the Seller Licensed Trademarks granted to Buyer pursuant to Section 9.1(a) of the SPA, (b) the license under the Buyer Licensed Trademarks granted to Seller pursuant to Section 9.1(b) of the SPA and (c) the period by which Seller is required to, and to cause its Affiliates to, cease all uses of any Combined Trademarks as required under Section 9.3(f) of the SPA, such that each such term shall be coextensive with the Term of the TSA (as defined therein), as such Term may be modified by any extensions thereof or the early termination of the TSA in its entirety (the Term so modified, the “TSA Term”).

Therefore, (i) the Parties’ (and their Subsidiaries’ or Affiliates’, as applicable) respective licenses to the Seller Licensed Trademarks and the Buyer Licensed Trademarks will terminate automatically upon, and no earlier than, the end of the TSA Term; and (ii) Seller shall cease all use of any Combined Trademarks upon the end of the TSA Term. For the avoidance of doubt, termination or expiration of any individual Service (as defined in the TSA), statement of work, annex, schedule or other portion of the TSA shall not constitute termination of the TSA for purposes of this Letter Agreement. Except for the amendments expressly set forth in this Letter Agreement, the SPA (including Sections 9.1 and 9.3(f) thereof) shall remain unchanged and in full force and effect.

Nothing in this Letter Agreement may be construed as an admission of law or fact or as a waiver of any right or remedy of any Party, all of which are expressly reserved. Capitalized terms used but not defined herein shall have the meanings set forth in the SPA. Except as expressly set forth in this Letter Agreement, nothing in this Letter Agreement affects or modifies the terms and conditions of the SPA. The provisions of Sections 1.2, 13.3, 13.4, 13.9, 13.10, 13.11, 13.13 and 13.15 of the SPA shall be incorporated into this Letter Agreement as if set forth herein, mutatis mutandis.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Letter Agreement as of the date first written above.

Sincerely,

T-Mobile US, Inc.

/s/ Stefan Bewley
		Name:	Stefan Bewley
		Title:	Chief Strategy Officer & EVP, Marketing

Accepted and Agreed:

Array Digital Infrastructure, Inc.

By:	/s/ Anthony Carlson
Name:	Anthony Carlson
Title:	President and CEO

Telephone and Data Systems, Inc.

By:	/s/ Joseph R. Hanley
Name:	Joseph R. Hanley
Title:	Senior Vice President - Strategy and Corporate Development

cc: Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: John P. Kelsh; Scott R. Williams; Christopher R. Hale
Email: jkelsh@sidley.com; swilliams@sidley.com; chale@sidley.com;